Press Release	FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

PHOTRONICS REPORTS FIRST QUARTER FISCAL 2012 RESULTS

  Quarterly sales of $112.2 million; within guidance of $111 – $116 million

  GAAP net income of $4.3 million, or $0.07 earnings per diluted share

  Non-GAAP EPS of $0.09 per diluted share; within guidance of $0.07 - $0.11

  EBITDA of $33 million

  Net cash improves $13 million sequentially to $45 million

     BROOKFIELD, Connecticut February 15, 2012 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for the fiscal 2012 first quarter ended January 29, 2012.

     Constantine (“Deno”) Macricostas, Photronics' chairman and chief executive officer commented, “As anticipated, the soft demand environment continued into our seasonally slow first fiscal quarter resulting in sales of $112.2 million. On the bottom line, as a result of strict expense control we reported EBITDA for the quarter of $33 million and Non-GAAP EPS in the middle of our guidance range of $0.09 per diluted share.”

     “We did see strength in high-end semiconductor photomask sales as leading edge customers continued to invest in new designs during the cycle,” continued Macricostas. “We increased high end IC sales 6% sequentially and 98% over the same period last year as our investments at the leading edge partially offset the slowdown in the mainstream business during the period. Our technology leadership, coupled with a lean and flexible operating structure, enabled us to deliver on our expectations for the quarter and should drive solid earnings growth when the market returns.”

     Sales for the first quarter of fiscal 2012 were $112.2 million, a decrease of 7% compared with $120.8 million for the first quarter of fiscal 2011. Sales of semiconductor photomasks were $86.8 million, or 77% of revenues, during the first quarter of fiscal 2012, and sales of flat panel display (FPD) photomasks were $25.4 million, or 23% of revenues.

     GAAP net income attributable to Photronics, Inc. for the first quarter of fiscal 2012 was $4.3 million, or $0.07 per diluted share, compared with GAAP net income attributable to Photronics, Inc. of $12.1 million, or $0.20 per diluted share, for the first quarter of fiscal 2011. First quarter fiscal 2012 GAAP net income includes a $1.1 million charge related to the previously announced Singapore restructuring. Non-GAAP net income attributable to Photronics, Inc. for the first quarter of fiscal 2012, excluding charges related to the Singapore restructuring and the impact of warrants, was $5.3 million, or $0.09 per diluted share.

     The section below entitled "Non-GAAP Financial Measures" provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Non-GAAP Financial Measures

     Non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.’s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.’s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.’s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

  Consolidation and restructuring charges in the first quarter of fiscal 2012 are excluded because they are not a part of ongoing operations.

  Impact of warrants is excluded because it does not affect cash earnings.

     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Thursday, February 16, 2012. The call can be accessed by logging onto Photronics' web site at www.photronics.com. The live dial-in number is 408-774-4601. The call will be archived for instant replay access until the Company reports its fiscal 2012 second quarter results.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.